UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2026

The Greater Cannabis Company, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-56027	30-0842570
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

2833 Smith Ave. Ste. 333, Baltimore, MD	21209
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 738-4051

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	GCAN	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 29, 2026, Trafalgar Asset Management, LLC, a Delaware limited liability company owned and controlled by Porfirio Sanchez Talavera (the “Controlling Shareholder”) purchased (i) 7,628,665 shares of Series A Preferred Stock constituting 100% of the issued and outstanding Series A Preferred Stock; and (ii) 1,000 shares of Series B Preferred Stock constituting 100% of the issued and outstanding Series B Preferred Stock (collectively, the “Share Purchase”) from preferred shareholders of The Greater Cannabis Company, Inc. (the “Company”). Through the Controlling Shareholder’s ownership of all outstanding shares of the Company’s Series A Preferred Stock and Series B Preferred Stock, Trafalgar Asset Management, LLC possesses approximately 96.62% of the aggregate voting power of the Company’s outstanding voting securities as of June 29, 2026, based upon 994,379 shares of Common Stock outstanding, each share of Series A Preferred Stock being entitled to 1.76 votes per share, and the outstanding shares of Series B Preferred Stock collectively being entitled to 51% of all votes entitled to be cast. As a result, the Controlling Shareholder possesses voting control of the Company and may unilaterally determine the election of directors and substantially all matters requiring stockholder approval.

Contemporaneously with the foregoing Share Purchase, certain indebtedness of the Company was compromised, settled, canceled, and extinguished pursuant to Debt Cancellation and Release Agreements entered into by the Company and the applicable creditors (the “Debt Cancellations”).

The Share Purchase and the Debt Cancellation Transactions were consummated pursuant to an Escrow Agreement among the parties thereto and John D. Thomas, P.C., as escrow agent, a copy of which is filed as Exhibit 10.5 to this Current Report and incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

As noted in Item 1.01, on June 29, 2026, the Controlling Shareholder entered into the Share Purchase. Through the Controlling Shareholder’s ownership of all outstanding shares of the Company’s Series A Preferred Stock and Series B Preferred Stock, Trafalgar Asset Management, LLC possesses approximately 96.62% of the aggregate voting power of the Company’s outstanding voting securities as of June 29, 2026, based upon 994,379 shares of Common Stock outstanding, each share of Series A Preferred Stock being entitled to 1.76 votes per share, and the outstanding shares of Series B Preferred Stock collectively being entitled to 51% of all votes entitled to be cast. As a result, the Controlling Shareholder possesses voting control of the Company and may unilaterally determine the election of directors and substantially all matters requiring stockholder approval. The acquisition of control was effected pursuant to privately negotiated transactions contemplated by the Series A Share Purchase Agreement and the Series B Share Purchase Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report and incorporated herein by reference. The material terms of such transactions, including the consideration paid thereunder, are set forth in such agreements.

Also as noted in Item 1.01 above, on June 29, 2026, the Company entered into certain Debt Cancellation and Release Agreements with certain creditors of the Company pursuant to which certain outstanding indebtedness of the Company was compromised, settled, canceled, released, and extinguished. Copies of such Debt Cancellation and Release Agreements are filed as Exhibits 10.3 and 10.4 to this Current Report and incorporated herein by reference. The material terms of such transactions are set forth in such agreements.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 29, 2026, Porfirio Sanchez Talavera was appointed as Chief Executive Officer, Chairman of the Board, and a member of the Board of Directors of the Company. Aitan Zacharin resigned from all officer positions effective immediately upon such appointment and agreed to remain as a member of the Board of Directors solely until the expiration of the ten (10) day period required under Rule 14f-1. Upon expiration of such period, Mr. Zacharin’s resignation as a director will become effective and Mr. Sanchez Talavera will remain as the sole director of the Company. Mr. Zacharin’s resignation was not the result of any disagreement with the Company regarding its operations, policies, or practices. Mr. Zacharin will continue to serve as a member of the Board of Directors solely until the expiration of the ten (10) day period required under Rule 14f-1 under the Securities Exchange Act of 1934. A summary of the background and business experience of each of Porfirio Sanchez Talavera and Aitan Zacharin is as follows:

Aitan Zacharin, Former President, Chief Executive Officer, Treasurer and Director. Mr. Zacharin is an experienced executive with broad knowledge in building and managing technology, biopharmaceutical, healthcare and consumer products businesses. Mr. Zacharin has founded a number of companies, and has seen them through successful listings in the public markets, with collective valuations of over $1 billion. Mr. Zacharin has been advising and investing in early to mid-stage startups, and assisting them with development, capitalization, accelerating growth, and turnaround strategies. He specializes in strategic acquisitions, structuring complex transactions, reverse mergers, and brings domestic and international experience in operations, accounting, audit preparation, due diligence, capital raising and restructuring, debt financing, and mergers and acquisitions. In 2012 he co-founded Fuse Science, an innovative biotechnology company and was responsible for growth of the business from its conceptual stage to a publicly traded CPG and biotech business with multiple subsidiaries. He structured pivotal deals with key partners, which led to the company successfully raising over $20 million to commercialize its products, including brand ambassador agreements with 26 sports celebrities, including world renowned athlete Tiger Woods. He successfully exited from the company, which had reached a $110 million valuation. In 2014, Mr. Zacharin was appointed to the Board of Directors for Mediconecta, the largest telehealth Company in Latin America serving millions of patients with on-demand, high quality healthcare. Within six months, Mr. Zacharin facilitated and negotiated an eight figure buyout offer from Teladoc (NASDAQ: TDOC), the world’s largest telehealth company, just prior to its IPO. In 2015, Mr. Zacharin became the managing partner of Secure Hosting LLC, a blockchain mining company with a co-location mining farm in North Carolina. After two years of scaling out the operations to nearly $15,000,000 in assets, he successfully structured the sale of the company to a leading publicly traded blockchain mining company. In 2017, Mr. Zacharin founded GCANRx (OTC: GCAN), a publicly traded biopharmaceutical company focused on repurposing a highly bioavailable transmucosal drug delivery system that had previously been commercialized in partnership with Novartis. Mr. Zacharin repurposed the platform technology for use in cannabinoid therapeutics. He then negotiated a worldwide exclusive license from Shaare Zedek Scientific, the licensing arm of one of Israel’s largest research hospitals, for a cannabinoid-based therapeutic used in treating neuropsychiatric disorders. The therapeutic was invented by world-renowned cannabis researcher, Dr. Adi Aran, M.D. The Company is currently in the final stages of regulatory approval for a 100 patient Phase 2 clinical study for the treatment of autism related spectrum disorders. In 2018, Mr. Zacharin became a shareholder in sports technology company, Slinger (NASDAQ: CNXA). The company manufactures an innovative, patented sports product called the Slinger Bag, which raised $1 million through a highly successful Kickstarter campaign. Mr. Zacharin was tasked by the founder to take the company public. The Company was led by the past- CEO of global tennis company Prince. Within the first 18 months of operations the company grew to a global footprint of 65 countries, signed $250 million in distribution agreements, and achieved a market cap of over $400 million. Throughout the growth of the company, Mr. Zacharin served as the head of investor relations and was instrumental in raising the company over $27 million from leading Wall Street investors, and overseeing the IR strategy, which led to the stock rising over 1,700% from its listing price. Mr. Zacharin was actively involved in Slinger’s acquisition of three companies, most notably a Softbank and Verizon Ventures backed artificial intelligence sports company for $100 million. Mr. Zacharin led the effort of putting together a team, which successfully uplisted the Company from the OTC Markets to the Nasdaq. In 2019, Mr. Zacharin joined an investor group who acquired Solstice Sunglasses, the second largest sunglasses retailer in the US, to list the company’s shares on the public markets. Mr. Zacharin led the merger of Solstice with a public vehicle, which enabled a multi-million dollar round of financing for the retailer. In 2020, Mr. Zacharin identified, structured and facilitated the acquisition of a luxury, multi-state substance abuse facility. Mr. Zacharin secured financing for the $18 million acquisition with a combination of investments from high net worth individuals and a loan facility from a specialty banking lender. The company subsequently purchased two additional drug rehab portfolios, and grew to become a leading multi-state operator in the drug rehabilitation industry. In 2021, Mr. Zacharin became the co-founder and CEO of PlasmaCure, a groundbreaking medical device company focused on R&D and commercialization of an oncology treatment licensed from GW University. Mr. Zacharin holds dual degrees from the University of South Florida. He serves in an executive capacity to two publicly listed companies, and maintains various board non-profit board appointments.

Mr. Porfirio Sánchez Talavera, Chairman of the Board and Chief Executive Officer. Mr. Sánchez-Talavera is a Managing Partner of Trafalgar Asset Management, a private merchant investment firm established in 1996 that builds, acquires, and operates companies across regulated financial services, telecommunications infrastructure, restructuring, and special situations. Under his leadership, the firm has completed transactions in excess of US$2.5 billion in aggregate transaction value. Within the TAM platform, Mr. Sánchez-Talavera is the founder and controlling shareholder of Grupo Trafalgar, the firm’s financial services holding company in Mexico, comprising regulated financial institutions engaged in electronic payments, deposit-taking, lending, and brokerage activities. Since January 2019, he has served as Chairman of the Board of Grupo Trafalgar, overseeing corporate strategy, capital allocation, regulatory affairs, and the expansion of the group’s licensed financial infrastructure. As part of that strategy, from 2021 to 2023 the firm founded and developed Trafalgar Digital, an electronic payment fund institution (Institución de Fondos de Pago Electrónico, or “IFPE”) authorized under Mexico’s Fintech Law. Trafalgar’s sale of Trafalgar Digital to Walmart de México y Centroamérica was completed in April 2023 and represented one of the notable transactions in Mexico’s regulated fintech sector. The firm’s telecommunications vertical reflects a longstanding thesis in asset-light infrastructure serving underserved, high-cost markets. From June 2014 through December 2018, Mr. Sánchez-Talavera served as Chief Executive Officer of Cape Point Holdings, a telecommunications investment and infrastructure company headquartered in Los Angeles, California, focused on satellite communications and broadband infrastructure projects in underserved markets. During his tenure, Cape Point Holdings managed in excess of US$25 million in capital and developed a telecommunications rights portfolio with an estimated value exceeding US$1 billion.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1 Series A Share Purchase Agreement by and among Trafalgar Asset Management, LLC and the holders of Series A Preferred Stock of The Greater Cannabis Company, Inc.

10.2 Series B Share Purchase Agreement by and among Trafalgar Asset Management, LLC, Aitan Zacharin and The Greater Cannabis Company, Inc.

10.3 Debt Cancellation and Release Agreement by and among TheGreater Cannabis Company, Inc., 02490585 Ontario Inc. and Yonah Kalfa.

10.4 Debt Cancellation and Release Agreement by and among TheGreater Cannabis Company, Inc., Sigalush Ventures LLC and Fernando Bisker.

10.5 Escrow Agreement by and among John D. Thomas, P.C., The Greater Cannabis Company, Inc. and certain holders of Series A and Series B Preferred Stock of The Greater Cannabis Company, Inc..

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Greater Cannabis Company, Inc.

Date: July 6, 2026	By:	/s/ Porfirio Sanchez Talavera
Porfirio Sanchez Talavera
Chief Executive Officer